EXHIBIT 5.12

July 9, 2025

VIA EDGAR

Galiano Gold Inc. (the "Company")

Re:	Registration Statement on Form F-10 (the "Registration Statement")

I hereby consent to the use of my name in connection with references to my involvement in the preparation and inclusion of the mineral reserve estimates for the Nkran, Abore, Adubiaso and Midras South deposits and stockpiles, with an effective date of December 31, 2024 (the "Mineral Reserve Estimates") and to references to the Mineral Reserve Estimates, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Mineral Reserve Estimates related to me in the Registration Statement.

Sincerely,

/s/ Richard Miller
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Richard Miller, BASc Mining and Mineral Process Engineering, P.Eng. (non-practising)